Exhibit 21.1
REYNOLDS AMERICAN INC. SUBSIDIARIES
(As of 2/23/2009)

Name of Entity	Place of Incorporation

Conwood Company, LLC	Delaware
Conwood Holdings, Inc.	Delaware
Lane, Limited	New York
Northern Brands International, Inc.	Delaware
Quezon Holdings, B.V.	Netherlands
R. J. Reynolds France SARL	France
R. J. Reynolds Global Products, Inc.	Delaware
R. J. Reynolds Global Products España, S.L.	Spain
R. J. Reynolds Italia S.p.A.	Italy
R. J. Reynolds Smoke Shop, Inc.	Delaware
R. J. Reynolds Tobacco B.V.	Netherlands
R. J. Reynolds Tobacco (CI), Co.	Cayman Islands
R. J. Reynolds Tobacco Co.	Delaware
R. J. Reynolds Tobacco Company	North Carolina
R. J. Reynolds Tobacco C.V.	Netherlands
R.J. Reynolds Tobacco Holdings, Inc.	Delaware
R. J. Reynolds Tobacco International, Inc.	Delaware
Reynolds Asia — Pacific Limited	Hong Kong
Reynolds Finance Company (f/k/a FHS, Inc.)	Delaware
Reynolds Innovations Inc. (f/k/a GMB, Inc.)	North Carolina
Reynolds Technologies, Inc.	Delaware
RAI International, Inc.	Delaware
RAI Services Company	North Carolina
RJR Realty Relocation Services, Inc.	North Carolina
RJR Smoke Shop, Inc.	Delaware
Rosswil LLC	Delaware
Santa Fe Natural Tobacco Company: Germany GmbH	Germany
Santa Fe Natural Tobacco Company, Inc.	New Mexico
Santa Fe Natural Tobacco Company Limited	United Kingdom
Santa Fe Natural Tobacco Company: The Netherlands B.V.	Netherlands
SFNTC Oxford LLC	North Carolina
SFNTC: Oxford RL, LLC	North Carolina
SFNTC/RSM, LLC	New Mexico
S.F. Imports, Inc.	Delaware
SFR Tobacco International GmbH	Switzerland
SFR Tobacco Japan K.K.	Japan